  Exhibit 10.1

January 23, 2020

Kevin McNeill
15202 Dorothy Drive
Austin, TX 78734

Dear Kevin:

We are pleased to offer you a senior leadership position with Pure Cycle Corporation (“PCYO”). Your position title will be Vice President | Chief Financial Officer and your employment will begin on March 23, 2020, or such time as is mutually agreed upon.

PCYO offers a competitive package of Benefits, Base Compensation, and Incentives. Your initial compensation, position and benefits will be as follows:

1.
Compensation:
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Annual salary of $225,000.
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Pure Cycle’s compensation structure offers senior manager a base salary plus incentives which may include a cash bonus of participation in the company Equity Incentive Plan. Each year the Compensation Committee of the Board of Directors develops a compensation matrix to evaluate the CEO and other senior management. The compensation matrix seeks to include quantitative and qualitative matrices to evaluate annual performance. Any awards are solely at the discretion of the Board.
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Bonuses, if any, are paid annually following the closing of the fiscal year end books and approval by the board of directors.
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A cell phone allowance of $30 per month.
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PCYO will pay for relocation expenses up to $12,500, payable on your first payroll of employment and subject to the submission of receipts for allowable moving expenses.

2.
Position Structure and Responsibilities:
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You will report to Mark Harding, President and CEO.
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Your direct reports will include all accounting/finance staff, which can be modified as the business needs change and evolve. You will directly lead and manage all key accounting/finance activities.
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As VP/CFO, you will lead and be responsible for all financial affairs of PCYO as well as helping to guide the overall direction of the Company with the President. Critical components of your role will include, but not be limited to: financial stewardship of PCYO assets and capital, expense management, implementation and maintenance of internal controls, profit maximization, oversight and optimization of business segments, guiding and oversee projections, assisting with M&A and growth opportunities of the Company, contract review/approval, business unit financial review and guidance, human resources management and overall leadership to the Company . This role will be a fluid role and not limited to just financial leadership but taking on an overall executive leadership role for the company as a whole.
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Before your position becomes official, there are certain pre-hire steps that will be completed which could include but not limited to a background and/or credit check and your employment is contingent upon those steps.

34501 E. Quincy Ave, Bldg. 34, Watkins, CO 80137
Tel: (303) 292-3456 Fax: (303) 292-3475 www.purecyclewater.com

3.
Employment Status: You will be an employee of PCYO and your employment at all times will be considered “at-will.” This means you or PCYO can terminate the employment relationship at any time, for any reason. To receive any bonus or incentives described above, all employees must be employed in good standing at the time of payment.

4.
Expense Reimbursement: Your reasonable cost of business travel and expenses that are directly related to your duties will be reimbursed. At all times such reimbursements are subject to the terms and conditions of PCYO’s expense reimbursement policies.

5.
Health Insurance, Supplemental Benefits and Retirement Plan:
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You will be able to participate in the PCYO health insurance in the same manner as all other employees, as well as all other employee benefits and supplemental insurance programs offered to all full-time employees. Further details of plans offered and related costs will also be provided.
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You will be able to participate in PCYO’s 401(k) savings plan and receive qualifying match in the same manner as all other employees.

Upon your agreement with the terms of this letter, please sign and return it to me.

Sincerely, Pure Cycle Corporation

By: /s/__Mark Harding_________________________1-23-2020___
      Mark Harding, President DATE

By: /s/ Kevin McNeill__________________________1-23-2020___
       Kevin McNeill DATE